Exhibit 10.2


                          PURCHASE AND SALE AGREEMENT

         This PURCHASE AND SALE AGREEMENT (the "Agreement") is entered into effective as of the 9th day of September, 2002 (the "Effective Date"), between Hegco, Inc., a Texas Corporation, and Hegco Canada, Inc., an Alberta Canada Corporation, (collectively referred to as "Hegco"), Freedom Oil & Gas, Inc., a Nevada Corporation (hereinafter referred to as "Freedom") and Hewitt Energy Group, LLC., a Utah limited liability company (hereinafter referred to as "HEG").

                                  WITNESSETH:

         WHEREAS, Hegco is the owner of certain oil and gas interest in the El Grande Prospect, located in Faulkner County, Arkansas;

         WHEREAS, Hegco desires to sell, assign, convey and set over its entire right, title and interest in the El Grande Prospect;

         WHEREAS, Freedom and HEG desire to purchase the entire right, title and interest held by Hegco in the El Grande Prospect;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Definitions.  The  following  terms shall be defined as follows in this
         Agreement:

         1.1 El Grande Prospect. El Grande Prospect shall mean any and all interests which Hegco now owns, has owned, or hereafter acquires in the El Grande Prospect as listed on Exhibit A attached hereto and made part of this Agreement, including without limitation the Hegco Wayne L. Edgmon lA well located 1650' FNL and 1650'FEL Section 6-7N-12W, Faulkner County, Arkansas ("Edgmon Well").

         1.2 Closing Date. The Closing shall take place at the offices of the McKinney and Stringer, P.C. 101 N. Robinson, Suite 1300, Oklahoma City, Oklahoma, commencing at 2:00 P.M. Oklahoma City time, on September 11, 2002, or at such other place and at such other time and date as may be mutually agreed upon by the parties.

         1.3 Assumed Liabilities. The liabilities incurred by Hegco with regards to the El Grande Prospect listed on Exhibit B attached hereto and made part of this Agreement.

2. Sale and Purchase of Oil and Gas Leases and Equipment. Subject to the terms of this Agreement, Hegco agrees to sell, convey, and assign, and Freedom and HEG agree to purchase, any and all interest held by Hegco in oil and leases, equipment, and all other real and personal property in, associated with or related to the El Grande Prospect.


                                                              PURCHASE AGREEMENT
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3.       Purchase  Price.  The  aggregate  purchase  price shall  consist of the accumulated values of the various forms of consideration, as expressed within the terms and conditions of this Agreement (the "Purchase Price").

4. Terms and Conditions. The sale and purchase of the El Grande Prospect shall include the following terms and conditions:

         4.1 Freedom agrees to assume the unpaid liabilities incurred and associated with the El Grande Prospect listed on Exhibit B attached hereto and made part of this Agreement. Freedom further agrees to indemnify, defend and hold Hegco harmless from such liabilities. Hegco agrees to indemnify, defend and hold Freedom harmless from all other liabilities associated with or relating to the El Grande Prospect not expressly assumed by Freedom.

         4.2 Promptly after the Closing Date Freedom will provide Hegco with written documentation demonstrating that Freedom or its designee is in compliance with all requirements of the various State authorities of Arkansas needed in order to act as an operator of the El Grande Prospect.

         4.3 Freedom agrees to accept and acknowledge the Carried Working Interest in and to Edgmon Well as stated on the "Partial Assignment of Oil & Gas Leases, Bill of Sale and Agreement" attached hereto as Exhibit C and made a part of this Agreement.

         4.4 Freedom agrees to assume all expenses associated with recompleting or plugging and abandoning the Edgmon Well, as well as any renewal fees, minimum royalties and reacquisition expenses it elects to incur with regard to the ongoing lease rentals.

         4.5 At the Closing, HEG agrees to deliver the Assignment of Oil and Gas Lease, Bill of Sale, and Agreement, executed by the appropriate parties, wherein Hewitt Energy Group, Inc. (Texas) transfers all of its right, title and interest in the oil and gas leases, lands, salt water disposal wells and other properties described in the attachments thereto in accordance with the terms and conditions set forth therein. Such Assignments are attached hereto as Exhibits D and E and made part of this Agreement.

         4.6 At the Closing, HEG agrees to surrender anti assign to Hegco all shares of Hegco Canada stock held by Doug Hain as an individual (approximately 350,000 shares), by Hewitt Energy Group, Inc. (approximately 1,100,000 shares), or held in escrow by Hegco for the benefit of the L. Savage Trust (approximately 1,900,000 shares). For purposes of this Agreement, the stock shall be assigned a value of $.10 Cdn per share.

         4.7 At the Closing, HEG agrees to deliver releases executed by Douglas C. Hewitt and Paul S. Hewitt of the unsecured notes owed to them by Hegco. Such releases are attached hereto as Exhibits F and G and made part of this Agreement.


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         4.8      At the Closing,  HEG agrees to deliver full and  unconditional releases executed by by Douglas C. Hewitt and Paul S. Hewitt with respect to any and all claims against Hegco, its officers, directors, employees and agents. Such releases are attached hereto as Exhibits H and I and made part of this Agreement.

         4.9 At the Closing, Freedom agrees to instruct its parent, The Majestic Companies, LTD., a Nevada corporation ("Majestic") to issue and deliver to Hegco, or its designees, 60,000 shares of its Preferred Series A stock. Such shares shall have a conversion right of one share of preferred stock for five shares of common stock (for a total of 300,000 shares of common stock). These shares will initially be "restricted" shares, but shall be included under the filing Majestic has committed to make with the Securities and Exchange Commission ("SEC") to register these shares so that they may become "free trading." Freedom further agrees to support the value of these shares, either through the payment of cash or additional shares, based on the difference, if any, between a price of
                  $0.50 per share of common stock and the average per share market trading price for common stock during the two weeks immediately preceding the trading date nearest to the date one month after the registration of Hegco's shares becomes effective.

                  For example, if the average share price were $0.40 per common share as of the valuation date (for a total of $120,000), Freedom would either pay Hegco an additional $30,000 in cash or instruct Majestic to issue to Hegco or its designee 75,000 additional shares of its common stock. If the average price per share of common stock on or before the valuation date equals or exceeds $0.50, Freedom would be released from its support obligation. Freedom further agrees that if such stock continues to be restricted more than 180 days after the execution date of this Agreement, Freedom or its designee will purchase from Hegco the above referenced stock as follows: If Hegco holds the 60,000 shares of preferred stock, then such stock shall be purchased by Freedom or its designee at $2.50 per share; if Hegco owns the 300,000 shares of common stock, then such stock shall be purchased by Freedom or its designee at $.50 a share. Such purchase shall be made within thirty
                  (30) business days after notification by Hegco of its intent to sell such stock.

                  Freedom further agrees to instruct Majestic to issue to Hegco or its designees 50,000 restricted shares of its Preferred
                  Series A stock, with a conversion right of one share of preferred stock for fire shares of common stock (for a total of 250,000 shares of common stock).

                  Freedom also agrees to instruct Majestic to include Hegco's share under the SB2 application, or other registration statement, that Majestic has committed to file with the SEC by October 15, 2002. Hegco may make written demand immediately following Majestic's failure to timely file this application that Freedom or its designee repurchase from Hegco the equivalent of 300,000 shares of the Majestic common stock from Hegco within thirty (30) days after such demand for a price of $150,000 in cash, provided, however, that if Freedom can demonstrate that Majestic has substantially completed such application by


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

                  October 15, 2002, the date for filing the application will be extended to October 31, 2002.

         4.10 At the Closing, Hegco agrees to deliver to Freedom and HEG an Assignment of Oil and Gas Interest Bill of Sale, executed, by the appropriate parties, wherein Hegco transfers all of its right, title and interest in all oil and gas leases, lands, salt water disposal wells and other properties in the El Grande Prospect, in accordance to the terms and conditions set forth therein. Such Assignment is attached hereto as Exhibit J and made part of this Agreement.

         4.11 At the Closing, Hegco agrees to deliver to Freedom or its designees all land and lease files, geological or well logs, completion reports, maps and all other files, in its possession that relate to the El Grande Prospect. Such documentation will be made available to Freedom or its designees at Closing and may be picked up by Freedom at Hegco's Oklahoma office.

         4.12 At the Closing, Hegco will deliver full and unconditional releases to Douglas C. Hewitt and Paul S. Hewitt with respect to any and all claims related to their association with Hegco, its officers, directors, employees or shareholders, or to the lands, leases or other properties that are the subject of the curative conveyances from Douglas C. Hewitt or Hewitt Energy Group, Inc. (Texas) to Hegco, together with an indemnification of Douglas C. Hewitt and Hewitt Energy Group, Inc. (Texas), approved by the Receiver for Hegco, against all existing or future claims by third parties with respect any liabilities associated with such properties. Such releases and indemnification are attached hereto as Exhibits K and L and made part of this Agreement.

         4.13 At the Closing, Hegco will deliver releases of the Receiver's mortgage liens against Douglas C. Hewitt's interest in the Caughlin properties near the Three Sands Field in Oklahoma. Such releases are attached hereto as Exhibits M and N and made part of this Agreement. Hegco represents and warrants to Douglas C. his interests in the LeClaire and Stone properties near the Three Sands Field in Oklahoma.

         4.14 Hegco will make every effort to quickly resolve its pending litigation on the various leaseholds that affect the working and overriding royalty interests held by G. Hewitt, Hewitt Energy Group, Inc. (Texas), HEG or the L. Savage Trust, and, once resolved, to subsequently release, and thereafter pay on a current basis, all amounts attributable to such overriding royalties or working interests.

         4.15 At the Closing, HEG will deliver an acknowledgment executed by Douglas C. Hewitt that the confidential proprietary information used in Hegco business is secret, confidential, unique, and valuable, that is was developed by Hegco over a long period of time, at great cost and that disclosure of any item of confidential proprietary information to anyone other than Hegco officers, agents or authorized employees will cause Hegco irreparable injury. The acknowledgment will also


                                                              PURCHASE AGREEMENT
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                  contain the agreement by Douglas C. Hewitt that he has not and will not disclose to any person or entity not authorized in writing by Hegco, directly or indirectly, during a period of one year after the Closing Date any of the confidential proprietary information, provided that this non-disclosure agreement will apply only to properties owned by Hegco as of the Effective Date and shall not apply to the El Grande Prospect. Such Acknowledgment and Non-Disclosure Agreement is attached hereto as Exhibit O and made a part hereof.

5.       Warranties.

         5.1 Each party represents and warrants that it has the authority and legal capacity to enter into this Agreement.

         5.2 Each party represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by the parties hereunder have been duly and validly authorized by all necessary corporate action on the part of such party, and that this Agreement is a valid and binding obligation of such party, enforceable in accordance with its terms.

         5.3 Each party represents and warrants that entry into and performance of its obligations under this Agreement will not violate or constitute a breach of any other agreement to which it is a party or by which it is bound.

         5.4 No party shall be responsible to any other party for any alleged consequential damages arising with respect to this Agreement; by way of example, Hegco shall not be responsible for any damages to Freedom as a result of Freedom's operations of the El Grande Prospect after the Effective Date.

6. Waiver. No waiver by any Party of any breach or failure to enforce any of the terms and conditions of this Agreement shall in any way shall affect, limit or waive such party's right thereafter to enforce and compel compliance with each and every term and condition of this Agreement.

7. Prior Agreement and Amendment. This Agreement supersedes any and all prior oral or written negotiations, communications and agreements by or between the parties. This Agreement may be amended only by a subsequent written agreement signed by all parties.

8. Enforceability. In the event any provision of this Agreement shall be held invalid or unenforeceable by any court of competent jurisdiction, such ruling shall not invalidate or render unenforceable the other provisions of this Agreement.

9. Dispute Resolution. The parties agree to attempt to resolve any disputes, controversies or claims arising out of or relating to this Agreement by face-to-face negotiation with the other parties. In the event that such controversies or claims cannot be resolved solely between the parties, any party may initiate a mediation process under the Mediation Procedure of Judicial Arbitration and Mediation Services, Inc. ("JAMS'). Any controversy or claim that cannot be successfully mediated through such procedures may


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

         be resolved by any party bringing an action in a court of competent jurisdiction in Oklahoma City, Oklahoma.

10. Notices. All communications and notices provided for hereunder shall be in writing, and may be given by delivery to a recognized overnight courier service for next day delivery. Notice shall be deemed to have been properly given when delivered, as evidenced by the signed delivery receipt (including an electronic copy thereof), provided the notice is addressed to the appropriate party, as follows:

If to Hegco:                     If to Freedom:                      If to HEG:

Hegco, Inc.                      Freedom Oil & Gas, Inc.             Hewitt Energy Group, LLC
Richter, Allan & Taylor, Inc.    57 West S. Temple, Ste. 300         57 West S. Temple, Ste. 420
P1410, 530 - 8tH Avenue SW       Salt Lake City, Utah 84101          Salt Lake City, Utah 84101
Calgary, Alberta T2P 3S8         Attn: J. David Gowdy, President     Attn: Douglas C. Hewitt,
Attn:   J. Stephen Allan,                                                  Manager
        Receiver/Manager

11. Cooperation. The parties shall use their reasonable commercial best efforts to cause the consummation of the transactions described herein in accordance with the terms and conditions hereof, and to execute such additional documents as may be reasonably requested by any other party to evidence these transactions

12. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Oklahoma, other than the provisions relating to the choice of law.

13. Court Approval. Hegco is in Receivership in the Court of the Queen's Bench of Alberta, Judicial District of Calgary, and the terms and conditions of this Agreement have boon approved by such Court, Such Court approval is attached hereto as Exhibit P and made a part hereof

14. Counterparts. This agreement may be executed in multiple counterparts, all of which shall constitute one agreement, and shall become effective as of the Effective Date when executed signature pages, including facsimile or other electronics copies thereof, have been received by Craig Pitts of McKinney and Stringer, P.C.

         IN WITNESS WHEREOF, the parties have caused this Purchase and Sale Agreement to be executed by their duly authorized representatives effective as of the date first above written.

                         [NEXT PAGE IS SIGNATURE PAGE]



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                                Hegco



                                By:  /s/  J. Stephen Allan
                                    --------------------------------------------
                                    J. Stephen Allan, of Richter, Allan & Taylor
                                    Inc. Court appointed Receiver and Manger
                                    of Hegco



                                Freedom Oil & Gas, Inc.



                                By:   /s/ J. David Gowdy
                                    --------------------------------------------
                                    J. David Gowdy, President of
                                    Freedom Oil & Gas, Inc.



                                Hewitt Energy Group, LLC (Utah)



                                By:  /s/ Douglas C. Hewitt
                                    --------------------------------------------
                                    Douglas C. Hewitt, Manager



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